Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES STOCK PURCHASE

Minneapolis, MN (May 16, 2006) — Winmark Corporation (Nasdaq: WINA) announced today that it purchased 420,000 shares of Winmark Corporation Common Stock from Rush River Group, LLC for a price of $23.55 per share under its’ existing share repurchase plan.  The transaction reduced the total shares of Common Stock Outstanding to 5,676,042.

Winmark Corporation provides financial services and develops franchises for retail stores that buy, sell, trade and consign used and new merchandise.  At April 1, 2006, the Company had 806 stores in operation and an additional 43 franchises awarded but not open.  Of the stores in operation, there were 395 Play It Again Sports®, 206 Once Upon A Child®, 164 Plato’s Closet® and 41 Music Go Round® stores.  In addition, at April 1, 2006, the Company had an equipment leasing portfolio equal to $9.1 million.